EXHIBIT 10(k)
JANUS FUNDS
P.O. Box 173375
Denver, Colorado 80217-3375
800/525-3713

                                February 10, 1995


Janus Investment Fund
100 Fillmore Street, Suite 300
Denver, Colorado 80206-9916

     Re: Public Offering of Janus Money Market Fund - Institutional Shares; Janus Government Money Market Fund - Institutional Shares; and Janus Tax-Exempt Money Market Fund - Institutional Shares

Gentlemen:

     I have acted as counsel for Janus Investment Fund, a Massachusetts business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of a post-effective amendment to the Trust's registration statement with respect to the proposed sale of a second class of shares of beneficial interest, $0.01 par value (the "Institutional Shares"), of Janus Money Market Fund, Janus Government Money Market Fund and Janus Tax-Exempt Money Market Fund.

     I have examined the Trust's Agreement and Declaration of Trust and Bylaws, as amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Institutional Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Institutional Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust's registration statement, such Institutional Shares will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust's registration statement with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

                                        Very truly yours,



                                        /s/ Deborah E. Bielicke
                                        Deborah E. Bielicke